Exhibit 10.23
EXECUTIVE SALARY CONTINUATION AGREEMENT
     THIS AGREEMENT, made and entered into this 24th day of January, 2001, by and between Centra Bank, Inc., a bank organized and existing under the laws of the State of West Virginia (hereinafter referred to as the “Bank”), and Kevin D. Lemley an Executive of the Bank (hereinafter referred to as the “Executive”).
WITNESSETH:
     WHEREAS, the Executive has been and continues to be a valued Executive of the Bank, and is now serving the Bank; and
     WHEREAS, First Banc Securities, Inc. and the Executive are parties to a Salary Continuation Agreement dated the 28th day of November, 1989 between First Banc Securities, Inc. and Kevin D. Lemley that provides for the payment of certain benefits. This Executive Supplemental Retirement Plan Agreement and the benefits provided hereunder shall replace and supercede the existing Salary Continuation Agreement and the benefits provided thereby;
     WHEREAS, it is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Executive’s services to the Bank in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Bank in bringing the Bank to its present status of operating efficiency and present position in its field of activity;
     WHEREAS, the Executive’s experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are so valuable that assurance of the Executive’s continued services is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure the Executive’s remaining in the Bank’s employment during the Executive’s lifetime or until the age of retirement;
     WHEREAS, it is the desire of the Bank that the Executive’s services be retained as herein provided;
     WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay the Executive or the Executive’s beneficiary(ies), certain benefits in accordance with the terms and conditions hereinafter set forth;
     ACCORDINGLY, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive at retirement or the Executive’s beneficiary(ies) in the event of the Executive’s death pursuant to this Agreement;
     FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and
     NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:
I.	EMPLOYMENT
The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.
II.	FRINGE BENEFITS
The Salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any Salary reduction plan or an arrangement deferring a bonus or a Salary increase. The Executive has no option to take any current payment or bonus in lieu of these Salary continuation benefits except as set forth hereinafter.
III.	RETIREMENT DATE AND NORMAL RETIREMENT AGE
A.	Retirement Date:
If the Executive remains in the continuous employ of the Bank, the Executive shall retire from active employment with the Bank on the December 31st nearest the Executive’s sixty-fifth (65th) birthday, unless by action of the Board of Directors this period of active employment shall be shortened or extended.
B.	Normal Retirement Age:
Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).

C.	Early Retirement Age:
Early Retirement Age shall be the date the Executive retires, provided the Executive attains age fifty-five (55).
IV.	RETIREMENT BENEFIT, EARLY RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT
(i) Retirement Benefit: Upon the Executives Retirement Date (Subparagraph III [A]), the Bank, commencing with the first day of the month following the date of such retirement, shall pay the Executive an annual benefit equal to Thirty-Five Thousand Dollars and No/00ths ($35,000.00). Said benefit shall be paid in equal monthly installments (1/12 of the annual benefit) for a period of one hundred twenty (120) months.
(ii) Early Retirement Benefit: If the Executive shall retire early (Subparagraph III [C]), then the Bank, commencing with the first day of the month following the date of such early retirement, shall pay the Executive an annual benefit equal to the annual benefit set forth in Exhibit A, attached hereto and fully incorporated herein by reference, that corresponds to the Executive’s age at the time of said early retirement. Said benefit shall be paid in equal monthly installments (1/12 of the annual benefit) for a period of one hundred twenty (120) months.
(iii) Post-Normal Retirement Death Benefit: If the Executive has retired from active service with the Bank under the terms and provisions of Subparagraphs III (A) and IV (i), and less than one hundred twenty (120) such monthly payments have been made prior to the death of the Executive, then the Bank shall either, at the discretion of the Bank, continue such monthly payments to the individual or individuals the Executive may have designated in writing and filed with the Bank until the full number of one hundred twenty (120) monthly payments have been made, or make the total amount of said payment due in a lump sum reduced to present value as set forth in Subparagraph XI (K) to said beneficiary(ies). In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Executive.
(iv) Post-Early Retirement Death Benefit: If the Executive has retired early from active service with the Bank under the terms and provisions of Subparagraphs III (C) and IV (ii), and less than one hundred twenty (120) such monthly payments have been made prior to the death of the Executive, then the Executive’s beneficiary(ies) shall be entitled to an amount equal to the remaining annual payments due times the annual retirement benefit that the Executive would have received had the Executive retired at Normal Retirement Age as set forth in Exhibit A. For example, if the Executive has received two (2) annual payments in accordance with his early retirement age and his early retirement benefit, and there are eight (8) annual payments remaining, and the Executive dies, then the Executive’s beneficiary(ies) would be entitled to an amount equal to the remaining number of payments due (i.e. 8) times that amount that the Executive would have received had the Executive retired at Normal Retirement Age as set forth on Exhibit A (i.e. $35,000.00). Therefore, the total benefit to be received under the terms of this subparagraph by way of example only would be Two Hundred and Eighty Thousand Dollars ($280,000.00), payable as set forth hereinbelow.
The Bank shall either, at the discretion of the Bank, continue monthly payments to the individual or individuals the Executive may have designated in writing and filed with the Bank until the full number of one hundred twenty (120) monthly payments have been made, or make the total amount of said payment due as set forth in this subparagraph in a lump sum reduced to present value as set forth in Subparagraph XI (K) to said beneficiary(ies). In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Executive.
V.	DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Executive should die while actively employed by the Bank at any time after the date of this Agreement but prior to the Executive attaining the age of sixty-five (65) years (or such later date as may be agreed upon), the Bank will pay an annual benefit equal to the annual benefit set forth in Subparagraph IV (i) herein in either, at the discretion of the Bank, a lump sum reduced to present value as set forth in Subparagraph XI (K) or in equal monthly installments (1/12 of the annual benefit) for a period of one hundred twenty (120) months to such individual or individuals as the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Executive.
VI.	BENEFIT ACCOUNTING

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.

VII.	VESTING

The Executive shall not be vested in any benefits provided herein until the Executive retires, early or otherwise, or dies while employed by the Bank. Upon said retirement or death, the Executive, or the Executive’s beneficiary, shall be entitled to one hundred percent (100%) of the benefit provided in this agreement accordingly.
VIII.	OTHER TERMINATION OF EMPLOYMENT

Subject to Subparagraph VIII (i) hereinbelow, in the event that the employment of the Executive shall terminate prior to retirement, as provided in Paragraph III, by the Executive’s voluntary action, or by the Executive’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of employment and the Executive shall not be entitled to any benefit hereunder.
(i) Discharge for Cause: In the event the Executive shall be discharged for cause at any time, all benefits provided herein shall be forfeited. The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Executive Plan.
IX.	CHANGE OF CONTROL

Change of Control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank from the date of this Agreement. For the purposes of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a change in control. Upon a Change of Control, if the Executive subsequently suffers a Termination of Service (voluntary or involuntary), except for cause, then the Executive shall have the option, said option to be exercised one (1) year prior to the receipt of said benefits, to receive either the benefits in Paragraph IV(ii) at Early Retirement Age (Subparagraph III[C]), or the benefits in Paragraph IV(i) herein, upon attaining Normal Retirement Age (Subparagraph III [B]), as if the Executive had been continuously employed by the Bank until either said Early Retirement Age or Normal Retirement Age.

X.	RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien, right, title or interest in any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.
XI.	MISCELLANEOUS
A.	Alienability and Assignment Prohibition:
Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:
The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Executive Plan. This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.
C.	Amendment or Revocation:
It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.
D.	Gender:
Whenever in this Executive Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.
E.	Effect on Other Bank Benefit Plans:
Nothing contained in this Executive Plan shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.
F.	Headings:
Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.
G.	Applicable Law:
The validity and interpretation of this Agreement shall be governed by the laws of the State of West Virginia.

H.	12 U.S.C. § 1828(k):
Any payments made to the Executive pursuant to this Executive Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.
I.	Partial Invalidity:
If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.
J.	Not a Contract of Employment:
This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment.
K.	Present Value:
All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate:	The discount rate as used in the FASB 87 calculations for the Executive Plan.
L.	Supersede and Entire Agreement:

This Agreement shall supersede the Salary Continuation Agreement dated the 28th day of November, 1989, and shall constitute the entire agreement of the parties pertaining to this particular Executive Supplemental Retirement Plan Agreement.
XII.	ERISA PROVISION
A.	Named Fiduciary and Plan Administrator:
The “Named Fiduciary and Plan Administrator” of this Executive Plan shall be Centra Bank, Inc. until its resignation or removal by the Board.

As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.
B.	Claims Procedure and Arbitration:
In the event a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.
If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Executive Plan or any documents relating thereto and submit any written issues and comments they may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.
If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.
XIII.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control (Paragraph IX), this paragraph shall become null and void effective immediately upon said Change of Control.
XIV.	COVENANT NOT TO COMPETE

During any period in which the Executive receives a benefit pursuant to this Agreement, the Executive will not directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes consumer, savings, commercial banking and the insurance and trust businesses, or the savings and loan or mortgage banking business, or any other business in which the Bank or its Affiliates are engaged, anywhere in the State of West Virginia or in any other county in which the Bank does business and any county contiguous to such county, nor will the Executive solicit, or assist any other person in so soliciting, any depositors or customers of the Bank or its Affiliates or induce any then or former employee of the Bank or its Affiliates to terminate their employment with the Bank or its Affiliates. The term “Affiliate” as used in this Agreement means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “Person” as used in this Agreement means any person, partnership, corporation, group or other entity.
XV.	EFFECTIVE DATE

The Effective Date of this Agreement shall be January 1, 2001.
     IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.
(SIGNATURES CONTINUED ON THE FOLLOWING PAGE)

CENTRA BANK, INC. Morgantown, West Virginia

By:
Witness	Title

Witness	Kevin D. Lemley

BENEFICIARY DESIGNATION FORM
FOR THE EXECUTIVE SALARY CONTINUATION
AGREEMENT
PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Executive Salary Continuation Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

Signature of Participant	Date